Exhibit 3.15

EXECUTION VERSION

FIRST AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

WCFL HOLDINGS LLC

This First Amended and Restated Limited Liability Company Agreement (this “Agreement”) of WCFL Holdings LLC, a Delaware limited liability company (the “Company”), dated as of September 28, 2011, is adopted and entered into by Liz Claiborne, Inc., a Delaware corporation, as the sole member of the Company (the “Member”).

WHEREAS, the Company was formed as a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. 18-101, et seq.), as amended from time to time (the “Act”), by the filing of a Certificate of Formation of the Company with the Secretary of State of the State of Delaware on September 12, 2011 (the “Certificate of Formation”); and

WHEREAS, the Member entered into the initial Limited Liability Company Agreement of the Company, dated as of September 21, 2011 (the “Original Agreement”) and now wishes to amend and restated in its entirety the Original Agreement as set forth below to provide for, among other things, the certification of the limited liability company interest in the Company.

NOW, THEREFORE, the Original Agreement is hereby amended and restated in its entirety as follows:

1.                                      Name. The name of the Company is WCFL Holdings LLC.

2.                                      Certificates. The Member hereby adopts and ratifies the Certificate of Formation and all acts taken by the “authorized person” in connection therewith. Karina Yamada is hereby designated an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation with the Secretary of State of the State of Delaware. Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, her powers as an “authorized person” ceased, and the Member thereupon became the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act. The Member is hereby authorized to execute, deliver and file any certificates (and any amendments and/or restatements thereof) (a) to be filed in the office of the Secretary of State of the State of Delaware, or (b) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

3.                                      Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act. The

Company shall have the authority to take all actions necessary or convenient to accomplish its purposes and operate its business as described in this Section 3.

4.                                      Principal Business Office. The address of the principal business office of the Company shall be located at such location as may hereafter be determined by the Member.

5.                                      Registered Office. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

6.                                      Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware are The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

7.                                      Member. Liz Claiborne, Inc. is the sole Member of the Company and shall be shown as such on the books and records of the Company. The name and the address of the Member are as follows:

Name	Address
Liz Claiborne, Inc.	1441 Broadway
New York, NY 10018
Attention: Nicholas Rubino,
Senior Vice President & General Counsel

8.                                      Management of the Company. The Company shall be managed in accordance with the Act and this Agreement by the Member. The Member shall have the sole power and authority to take any and all actions necessary or convenient to or for the furtherance of the purposes of the Company set forth in this Agreement. There shall not be a “manager” (within the meaning of the Act) of the Company. The Member may appoint individuals as officers or agents with such titles as it may elect to act on behalf of the Company with such power and authority as the Member may delegate to any such persons.

9.                                      Officers. The Member may, from time to time as it deems advisable, select natural persons who are employees or agents of the Company and designate them as officers of the Company (the “Officers”) and assign titles (including, without limitation, President, Chief Financial Officer and Treasurer) to any such person. Unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office, including without limitation, the authority to bind the Company in the ordinary course of business. Any delegation pursuant to this Section 9 may be revoked at any time by the Member. An Officer may be removed with or without cause by the Member. Each Officer shall serve until the earlier of his death, resignation or removal. The Member hereby consents to the appointment hereunder of the initial Officers, whose names and titles are set forth on Schedule A hereto.

10.                               Capital Structure. The Company is authorized to issue equity interests in the Company designated as “Units,” which shall constitute limited liability company interests under the Act. The Company shall be authorized to issue 100 Units, of which 100 have heretofore been issued to the Member. Units shall for all purposes be personal property. Units may be certificated and if certificated, shall constitute a “security” within the meaning of, and governed by, Article 8 of the Uniform Commercial Code of the State of Delaware (and the Uniform Commercial Code of any other applicable jurisdiction).

11.                               Capital Contributions. The Member is not required to make any capital contributions to the Company.

12.                               Capital Accounts. To the extent necessary, a capital account shall be maintained for the Member. Subject to Section 13, such capital account shall be credited with contributions and profits, charged with distributions and losses and otherwise adjusted, in each case as the Member determines.

13.                               Allocations of Profits and Losses. The Company’s profits and losses shall be allocated solely to the Member.

14.                               Allocations of Profits and Losses for Tax Purposes. For federal income tax purposes, all items of income, gain, deduction or loss for any year shall be allocated in accordance with the manner in which such items of income, gain, deduction or loss affected the amounts which were either credited or charged to the capital account of the Member during such year.

15.                               Distributions. Distributions shall be made to the Member at the times and the amounts determined by the Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate the Act or other applicable law.

16.                               Amendments. Amendments to this Agreement may be made only with the written consent of the Member.

17.                               Assignments. The Member may at any time assign in whole or in part its limited liability company interest in the Company. If the Member assigns all or part of its interest in the Company pursuant to this Section 17, the assignee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the assignment, and, if the Member assigns all of its interest in the Company, then immediately following such admission, the assigning Member shall cease to be a member of the Company.

18.                               Resignation. The Member may at any time resign from the Company.

19.                               Admission of Additional Members. One or more additional members may be admitted to the Company with the consent of the Member. Prior to the admission of any such additional members to the Company, the Member shall amend this Agreement to make such changes as the Member shall determine to reflect the fact that the Company shall have such additional member(s). Each additional member shall execute and deliver a supplement or counterpart to this Agreement, as necessary.

20.                               Liability of Member. The Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

21.                               Indemnification.

(a)                                 The Company shall indemnify any person (each, an “Indemnitee”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding brought by or against the Company or otherwise, whether civil, criminal, administrative or investigative, including, without limitation, any action by or in the right of the Company to procure a judgment in its favor, by reason of the fact that such Indemnitee is or was a Member or an officer or employee of the Company, or at the relevant time, being or having been such a Member or officer or employee, that such Indemnitee is or was serving at the request of the Company as a partner, director, officer or trustee of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, against all expenses (including attorneys’ fees and disbursements), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such Indemnitee in connection with such action, suit or proceeding. Notwithstanding the foregoing, no indemnification shall be provided to or on behalf of any Indemnitee if a judgment or other final adjudication adverse to such Indemnitee establishes that such Indemnitee’s acts were fraudulent, or the result of willful malfeasance and, in each case, were material to the cause of action so adjudicated.

(b)                                 The Company shall pay expenses incurred by any Indemnitee in defending any action, suit or proceeding described in Section 21(a) in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Indemnitee to repay such advance if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified by the Company pursuant to this Section 21.

(c)                                  The indemnification provided by this Section 21 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement, determination of the Member or otherwise. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 21 shall continue as to an Indemnitee who has ceased to be a Member, or an officer or employee of the Company (or other person indemnified hereunder) and shall inure to the benefit of the executors, administrators, legatees and distributees of such person.

22.                               Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) the written consent of the Member or (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

23.                               Books and Records. The Member shall keep or cause to be kept complete and accurate books of account and records with respect to the Company’s business. The Member and its duly authorized representatives shall have the right to examine the Company books, records and documents during normal business hours. The Company’s books of account shall be kept using the method of accounting determined by the Member.

24.                               GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED UNDER, THE LAWS OF THE STATE OF DELAWARE, ALL RIGHTS AND REMEDIES BEING GOVERNED BY SAID LAWS.

25.                               Severability. In the event that any provision of this Agreement shall be declared to be invalid, illegal or unenforceable, such provision shall survive to the extent it is not so declared, and the validity, legality and enforceability of the other provisions hereof shall not in any way be affected or impaired thereby, unless such action would substantially impair the benefits to any party of the remaining provisions of this Agreement.

26.                               Rules of Construction. Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms. Pronouns apply equally to the masculine, feminine and neuter gender forms of such terms. The Section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All Section references not attributed to a particular document shall be references to such parts of this Agreement.

27.                               Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective personal representatives, heirs, successors and permitted assigns.

28.                               Limitations on Rights of Others. No person other than the Member, the Company and the Indemnified Parties is, nor is it intended that any such other person be treated as, a direct, indirect, intended or incidental third party beneficiary of this Agreement for any purpose whatsoever, nor shall any other person have any legal or equitable right, remedy or claim under or in respect of this Agreement.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this First Amended and Restated Limited Liability Company Agreement as of the date first above written.

MEMBER:

LIZ CLAIBORNE, INC.

By:	/s/ Andrew Warren
Name: Andrew Warren
Title: EVP & CFO

[Signature page to First A&R LLC Agreement of WCFL Holdings LLC]

Schedule A

Initial Officers

President —	Andrew C. Warren

Secretary —	Nicholas J. Rubino

Chief Accounting Officer —	Elaine Goodell

Treasurer —	Robert Vill

Assistant Treasurer and Assistant Secretary —	John Engeman

Assistant Secretary —	Roger Assad